Exhibit 4.1

INTEL CORPORATION, as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

2.450 % Senior Notes due 2029

3.250 % Senior Notes due 2049

Fourteenth Supplemental Indenture

Dated as of February 13, 2020

to

Indenture dated as of March 29, 2006

Section 7.03.	Counterparts.	6
Section 7.04.	Governing Law.	6
Section 7.05.	Waiver of Jury Trial.	7

FOURTEENTH SUPPLEMENTAL INDENTURE, dated as of February 13, 2020 (this “Supplemental Indenture”), to the Indenture dated as of March 29, 2006 (as amended by the First Supplemental Indenture (as defined below) and as amended, modified or supplemented from time to time in accordance therewith, other than with respect to a particular series of debt securities, the “Base Indenture” and, as amended, modified and supplemented by this Supplemental Indenture, the “Indenture”), by and between INTEL CORPORATION (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes:

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of senior debt securities to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company duly authorized the execution and delivery, and requested the Trustee to join it in the execution and delivery, of that certain Thirteenth Supplemental Indenture dated as of November 21, 2019 (the “Thirteenth Supplemental Indenture”) in order to establish and provide for the issuance by the Company of a series of Securities designated as its 2.450% Senior Notes due 2029 (the “2029 Notes”) and a series of Securities designated as its 3.250% Senior Notes due 2049 (the “2049 Notes” and, together with the 2029 Notes, the “Notes”), on the terms set forth therein;

WHEREAS, the Trustee was appointed as successor trustee under the Base Indenture in connection with that certain first supplemental indenture as of December 3, 2007, between the Company and the Trustee (the “First Supplemental Indenture”);

WHEREAS, Article 9 of the Base Indenture provides that a supplemental indenture may be entered into by the parties to establish the terms of new Securities without the consent of any Holders;

WHEREAS, Section 301 of the Base Indenture provides that a series of Securities may be reopened for issuances of additional Securities of such series or to establish additional terms of such series of Securities, and Section 3.04 of the Thirteenth Supplemental Indenture provides for, and sets forth the conditions for the issuance of such additional Securities, including additional 2029 Notes and 2049 Notes;

WHEREAS, the Company has duly authorized the execution and delivery, and desires and has requested the Trustee to join it in the execution and delivery, of this Supplemental Indenture in order to establish and provide for the issuance by the Company of additional 2029 Notes and 2049 Notes on the terms set forth herein;

WHEREAS, the conditions set forth in the Base Indenture for the execution and delivery of this Supplemental Indenture have been met; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Base Indenture with respect to the Notes have been done;

NOW, THEREFORE:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01.    Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Base Indenture, as supplemented by the Thirteenth Supplemental Indenture. The words “herein”, “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

As used herein, the following terms have the specified meanings:

“2029 Notes” has the meaning specified in the recitals of this Supplemental Indenture.

“2049 Notes” has the meaning specified in the recitals of this Supplemental Indenture.

“Additional Notes” has the meaning specified in Section 3.04 of the Thirteenth Supplemental Indenture.

“Base Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Company” means the corporation specified as the “Company” in the recitals of this Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“First Supplemental Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Form of Note” has the meaning specified in Section 2.01.

“Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Initial Reopened 2029 Notes” has the meaning set forth in Section 3.01(b).

“Initial Reopened 2049 Notes” has the meaning set forth in Section 3.01(b).

“Initial Reopened Notes” has the meaning set forth in Section 3.01(b).

“Notes” has the meaning specified in the recitals of this Supplemental Indenture.

“Supplemental Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

“Thirteenth Supplemental Indenture” has the meaning specified in the recitals of this Supplemental Indenture.

Section 1.02.    Conflicts with Base Indenture. In the event that any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture or the Thirteenth Supplemental Indenture, such provision of this Supplemental Indenture shall control.

ARTICLE 2

FORM OF NOTES

Section 2.01.    Form of Notes. The Notes shall be substantially in the forms of Exhibit A-1 and Exhibit A-2 to the Thirteenth Supplemental Indenture (each, a “Form of Note”), which are hereby incorporated in and expressly made a part of the Indenture.

ARTICLE 3

THE NOTES

Section 3.01.    Amount; Series. (a) The Thirteenth Supplemental Indenture has previously created and designated two series of Securities under the Base Indenture: the “2.450% Senior Notes due 2029” and the “3.250% Senior Notes due 2049.” The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes and shall not apply to any other series of Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other series of Securities specifically incorporates such changes, modifications and supplements.

(b)    The aggregate principal amount of 2029 Notes that initially may be authenticated and delivered under this Supplemental Indenture (the “Initial Reopened 2029 Notes”) shall be limited to $750,000,000 and the aggregate principal amount of 2049 Notes that initially may be authenticated and delivered under this Supplemental Indenture (the “Initial Reopened 2049 Notes” and together with the Initial 2029 Notes, the “Initial Reopened Notes”) shall be limited to $500,000,000, subject, in each case, to increase as set forth in Section 3.04 of the Thirteenth Supplemental Indenture. The Initial Reopened 2029 Notes shall be consolidated, form a single series and be fully fungible with the Initial 2029 Notes issued under the Thirteenth Supplemental Indenture, and the Initial Reopened 2049 Notes shall be consolidated, form a single series and be fully fungible with the Initial 2049 Notes issued under the Thirteenth Supplemental Indenture. The Initial Reopened 2029 Notes and the Initial Reopened 2049 Notes shall also constitute Additional Notes with respect to the Initial 2029 Notes and the Initial 2049 Notes, respectively.

(c)    The Stated Maturity of the 2029 Notes shall be November 15, 2029 and the Stated Maturity of the 2049 Notes shall be November 15, 2049. The Notes shall be payable and may be presented for payment, purchase, redemption, registration of transfer and exchange, without service charge, at the office of the Company maintained for such purpose in Minneapolis, Minnesota, which shall initially be the office or agency of the Trustee.

(d)    The 2029 Notes shall bear interest at the rate of 2.450% per annum and the 2049 Notes shall bear interest at the rate of 3.250% per annum, in each case beginning on November 21, 2019 or from the most recent date to which interest has been paid or duly provided for, as further provided in the applicable Form of Note. Interest shall be computed on the basis of a 360-day year composed of twelve 30-day months. The Interest Payment Dates for the Notes shall be May 15 and November 15 of each year, beginning on May 15, 2020, and the Regular Record Date for any interest payable on each such Interest Payment Date shall be the immediately preceding May 1 and November 1, respectively. If any Interest Payment Date, Stated Maturity or other payment date with respect to the Notes is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that such payment was due, and no interest will accrue on that payment for the period from and after that Interest Payment Date, Stated Maturity or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

(e)    The Initial Reopened Notes of each series will be issued in the form of one or more Global Securities, deposited with the Trustee as custodian for the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee as provided in Section 3.03 and the Base Indenture.

(f)    The Company shall pay the principal of any definitive Notes at the Office or Agency designated by the Company for that purpose under the Indenture. Interest on any definitive Notes shall be payable, at the Company’s option (i) by check mailed to the Holders of such Notes at their address in the Security Register and (ii) upon application to the Registrar, not later than the relevant Regular Record Date, by a Holder having an aggregate principal amount of definitive Notes of at least $1,000,000, by wire transfer in immediately available funds to that Holder’s account within the United States, which application shall remain in effect until that Holder notifies, in writing, the Registrar to the contrary.

Section 3.02.    Denominations. The Initial Reopened Notes of each series shall be issuable only in registered form without coupons and only in denominations of $2,000 and any multiple of $1,000 in excess thereof.

Section 3.03.    Book-entry Provisions for Global Securities. Subject to Section 1.02 hereof, the provisions of Articles 2 and 3 of the Base Indenture, as supplemented by the provisions of the Thirteenth Supplemental Indenture, shall apply to the Notes.

Section 3.04.    Additional Notes. Section 3.04 of the Thirteenth Supplemental Indenture shall apply to the Notes. The Initial 2029 Reopened Notes shall constitute Additional Notes with respect to the Initial 2029 Notes, and the Initial 2049 Reopened Notes shall constitute Additional Notes with respect to the Initial 2049 Notes.

Section 3.05.    Execution, Authentication, Delivery and Dating. Section (1) of Section 303 of the Base Indenture shall not apply to the Notes, and the following shall apply in lieu thereof:

(1) an Opinion of Counsel to the effect that:

(a)	the execution of this Supplemental Indenture is authorized or permitted by the Base Indenture; and

(b)	the conditions set forth in the Base Indenture to the execution of this Indenture, the issuance, delivery and authentication of the Notes have been satisfied; and

ARTICLE 4

REDEMPTION OF SECURITIES

Section 4.01.    Optional Redemption. (a) Subject to Section 1.02 hereof, the provisions of Article 11 of the Base Indenture, as supplemented by the provisions of the Thirteenth Supplemental Indenture, shall apply to the Notes.

ARTICLE 5

EVENTS OF DEFAULT AND REMEDIES

Section 5.01.    Events of Default. Section 501 of the Base Indenture shall not apply to the Notes. Each of the events set forth in the Thirteenth Supplemental Indenture, as applied to the Notes, shall constitute an “Event of Default” with respect to each series of Notes.

Section 5.02.    Acceleration Of Maturity; Rescission And Annulment. The first paragraph of Section 502 of the Base Indenture shall not apply to the Notes, and the remainder of such Section 502, as supplemented by Section 5.02 of the Thirteenth Supplemental Indenture shall apply in lieu thereof.

Section 5.03.    References In Base Indenture. References to “Section 501,” “Section 501(4),” Section 501(5),” “Section 501(6)” and Section 501(7) in the Base Indenture shall be deemed to refer to Section 5.01, Section 5.01(c), Section 5.01(d), Section 5.01(e) and Section 5.01 of the Thirteenth Supplemental Indenture, respectively.

Section 5.04.    Waiver Of Certain Covenants. Section 1006 of the Base Indenture shall not apply to the Notes.

ARTICLE 6

SUPPLEMENTAL INDENTURES

Section 6.01.    Applicability Of Base Indenture. Sections 901 and 902 of the Base Indenture shall not apply to the Notes. Sections 6.02 and 6.03 of the Thirteenth Supplemental Indenture shall apply in lieu thereof, and references in the Base Indenture to Sections 901 and 902 shall be deemed to refer to such Section 6.02 and Section 6.03, respectively.

Section 6.02.    Supplemental Indentures Without Consent Of Holders. Section 6.02 of the Thirteenth Supplemental Indenture shall apply with respect to all Notes issued under this Indenture.

Section 6.03.    Supplemental Indentures With Consent Of Holders. Section 6.03 of the Thirteenth Supplemental Indenture shall apply with respect to all Notes issued under this Indenture.

ARTICLE 7

MISCELLANEOUS

Section 7.01.    Sinking Funds. Article 12 of the Base Indenture shall have no application. The Notes shall not have the benefit of a sinking fund.

Section 7.02.    Confirmation of Indenture. The Base Indenture, as supplemented and amended by the Thirteenth Supplemental Indenture, this Supplemental Indenture and all other indentures supplemental thereto, is in all respects ratified and confirmed, and the Base Indenture, Thirteenth Supplemental Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 7.03.    Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 7.04.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

Section 7.05.    Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, ANY OTHER OUTSTANDING SECURITIES ISSUED UNDER THE BASE INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

INTEL CORPORATION

By:	/s/ Gary Kershaw
	Name:	Gary Kershaw
	Title:	Vice President and Assistant Treasurer

[ Trustee Signature Follows ]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
	Name:	Maddy Hughes
	Title:	Vice President